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INITIALLY ADOPTED MARCH 18, 1994
AMENDED AND RESTATED SEPTEMBER 26, 1997


                             NORTH AMERICAN FUNDS
                             --------------------
                               DISTRIBUTION PLAN
                               -----------------
                                CLASS C SHARES
                                --------------

          This Class C Shares Distribution Plan (the "Plan") is adopted in accordance with Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), by North American Funds, a Massachusetts business trust (the "Fund"), with respect to the Class C shares of beneficial interest (the "Class C Shares") of the Fund's ten investment portfolios:each of the Fund's investment the Global Growth Fund, the Growth Fund, the Growth and Income Fund, the Asset Allocation Fund, the Strategic Income Fund, the Investment Quality Bond Fund, the U.S. Government Securities Fund, the National Municipal Bond Fund, the California Municipal Bond Fund and the Money Market Fundportfolios as set forth on Schedule I (each, a "Portfolio", collectively, the "Portfolios"), subject to the following terms and conditions:

          Section 1.  Payments for Distribution -- Related Services
                      ---------------------------------------------

          The Fund may compensate the distributor of its shares, NASL Financial Services, Inc., a Massachusetts corporation, or any entity that may in the future act as a distributor for the Portfolios (the "Distributor") or its assignees, for activities or expenses incurred in connection with the offering and sale of Class C Shares of the Portfolios, and related expenses incurred, all as described in Section 2 below. Payments by the Fund under this Section of the Plan will be calculated and accrued daily and paid monthly and shall be paid at the rate of (and not exceeding) 1.00% on an annualized basis of the average daily net assets attributable to Class C Shares of each Portfolio (with the exception of the Money Market Fund, for which no payments pursuant to this
Section 1 shall be made). An amount equal to (and not exceeding) one-fourth (.25% on an annualized basis of the average daily net assets attributable to Class C Shares of each Portfolio) of the fee prescribed above shall be used to provide payments to securities dealers for ongoing account services to shareholders of such Portfolios and shall be deemed to be a "service fee" as defined in Section 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"). If there is any reduction in fees paid under the Plan for any Portfolio, the service fee shall first be reduced and only after payment of the service fee has been eliminated will non-service fees be reduced.

          Section 2.  Expenses Covered by Plan
                      ------------------------

          Payments payable under Section 1 of the Plan shall be used primarily to compensate the Distributor for distribution services provided by it in connection with the offering and sale of Class C Shares of the Portfolios, and related expenses incurred, including payments by the Distributor to compensate or reimburse brokers, dealers or financial institutions (collectively, "Selling Agents"), for sales support services provided and related expenses incurred by such Selling Agents. Such services and expenses may include, but are not limited to, the following: (i) the development, formulation and implementation of marketing and promotional activities, including direct mail promotions and television, radio, magazine, newspaper and other mass media advertising for Class C Shares of the Portfolios; (ii) the preparation, printing and distribution of prospectuses for Class C Shares of the Portfolios and reports to recipients other than existing shareholders; (iii) the preparation, printing and distribution of sales literature; (iv) expenditures for support services such as telephone facilities and expenses and shareholder services as the Fund may reasonably request; (v) provision to the Fund of such information, analyses and opinions with respect to marketing and promotional activities pertaining to Class C Shares of the Portfolios as the Fund may, from time to time, reasonably request; (vi) commissions, incentive compensation or other compensation to, and expenses of, account executives or other employees of the Distributor or Selling Agents, attributable to distribution or sales support activities, respectively;
(vii) overhead and other office expenses of the Distributor or Selling Agents, attributable to distribution or sales support activities, respectively; and
(viii) any other costs and expenses relating to distribution or sales support activities in connection with the offering and sale of Class C Shares of the Portfolios. In lieu of providing the distribution services described above directly, the Distributor may retain a Promotional Agent to provide some or all of the above services. Payments under Section 1 of the Plan may be made without regard to expenses actually incurred and the Distributor may retain any excess of the fees it receives pursuant to this Plan over its expenses incurred in connection with providing the services described above.
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          Section 3.  Indirect Distribution Expense
                      -----------------------------

     To the extent that any payments made by any of the Portfolios to the Distributor or to the investment adviser to the Fund, including payment of any administrative and other service fees or investment advisory fees, may be deemed to be indirect payment of distribution expenses, those indirect payments shall be deemed to be authorized by this Plan.

          Section 4.  Approval by Shareholders
                      ------------------------

          The Plan will not take effect, and no fee will be payable in accordance with Section 1 of the Plan, with respect to the Class C Shares of a particular Portfolio until the Plan has been approved by a vote of at least a majority of the outstanding voting securities of the Class C Shares of such Portfolio, if such approval is required pursuant to the Rule. The Plan will be deemed to have been approved with respect to the Class C Shares of a Portfolio so long as a majority of the outstanding voting securities of the Class C Shares of such Portfolio votes for the approval of the Plan, notwithstanding that: (a) the Plan has not been approved by a majority of the outstanding voting securities of the Class C Shares or any other class of shares of any other Portfolio or (b) the Plan has not been approved by a majority of the outstanding Class C Shares or any other class of shares of the Fund.

          Section 5.  Approval by Trustees
                      --------------------

          Neither the Plan nor any related agreements will take effect until approved by a majority vote of both (a) the full Board of Trustees of the Fund and (b) those Trustees who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Qualified Trustees"), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

          Section 6.  Continuance of the Plan/Additional Portfolios
                      ---------------------------------------------

          The Plan will continue in effect for so long as its continuance is specifically approved at least annually by the Fund's Board of Trustees in the manner described in Section 5 above.

          In the event that the Fund establishes additional investment portfolios, this Plan shall be effective with respect to the Class C Shares of such portfolios, provided that the Plan has previously been approved for continuation and the requisite Shareholder and Trustee approval has been obtained in accordance with Sections 4 and 5 of this Plan.

          Section 7.  Termination
                      -----------

          The Plan may be terminated at any time with respect to the Class C Shares of any Portfolio by a majority vote of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the C Class of such Portfolio. The Plan may remain in effect with respect to the Class C Shares of a particular Portfolio even if the Plan has been terminated in accordance with this Section 7 with respect to the Class C Shares of one or more of the other Portfolios.

          Section 8.  Amendments
                      ----------

          The Plan may not be amended with respect to the Class C Shares of a Portfolio so as to increase materially the amount of the fee described in
Section 1 above with respect to the Class C Shares of such Portfolio, unless the amendment is approved by a vote of at least a majority of the outstanding voting securities of the C Class of that Portfolio. In addition, no material amendment to the Plan may be made unless approved by the Fund's Board of Trustees in the manner described in Section 5 above.

          Section 9.   Selection of Certain Trustees
                       -----------------------------

          While the Plan is in effect, the selection and nomination of the Fund's Trustees who are not interested persons of the Fund will be committed to the discretion of the Trustees then in office who are not interested persons of the Fund.

          Section 10.  Written Reports
                       ---------------

          In each year during which the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any related agreement will prepare and furnish to the Fund's Board of Trustees, and the Trustees will review, at least quarterly, written reports, complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

          Section 11.  Preservation of Materials
                       -------------------------

          The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 10 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

          Section 12.  Meanings of Certain Terms
                       -------------------------

          As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Fund under the 1940 Act by the Securities and Exchange Commission.

          Section 13.  Limitation of Liability
                       -----------------------

          The Declaration of Trust establishing the Trust, dated September 29, 1988, as amended and restated February 18, 1994, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name "North American Funds" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Fund shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Fund or any Portfolio thereof, but only the assets belonging to the Fund, or to the particular Portfolio with which the obligee or claimant dealt, shall be liable.

                                  Schedule I
                                  ----------


International Small Cap Fund
Small/Mid Cap Fund
Global Equity Fund
Growth Equity Fund
International Growth and Income Fund
Growth and Income Fund
Equity-Income Fund
Balanced Fund
Strategic Income Fund
Investment Quality Bond Fund
National Municipal Bond Fund
U.S. Government Securities Fund
Money Market Fund


Date:  September 26, 1997